UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No. 2)

Fox Entertainment Group, Inc.

(Name of Subject Company (Issuer))

News Corporation

Fox Acquisition Corp

(Name of Filing Persons (Offerors))

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

35138T107

(CUSIP Number of Class of Securities)

Lawrence A. Jacobs, Esq.

News Corporation

Fox Acquisition Corp

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

(Name, address, and telephone numbers of person authorized

to receive notices and communications on behalf of filing persons)

Copy to:

Amy Bowerman Freed, Esq. Hogan & Hartson L.L.P. 875 Third Avenue New York, NY 10022 (212) 918-3000	Lou R. Kling, Esq. Howard L. Ellin, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036-6522 (212) 735-3000

❑	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.

❑	issuer tender offer subject to Rule 13e-4.

❑	going-private transaction subject to Rule 13e-3.

❑	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ❑

This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO (this “Schedule TO”) filed on January 10, 2005 by News Corporation, a Delaware corporation, and Fox Acquisition Corp, a Delaware corporation and a wholly owned direct subsidiary of News Corporation, as amended by Amendment No. 1 thereto on January 10, 2005. This Schedule TO relates to the offer by Fox Acquisition Corp to exchange (the “Exchange Offer”) 1.90 shares of News Corporation Class A common stock, par value $0.01 per share (including the associated preferred stock purchase rights, the “News Corporation Class A Shares”) for each outstanding share of the Fox Class A Shares on terms and conditions contained in the prospectus related to the Exchange Offer dated January 10, 2005 (the “Prospectus”) and the related Letter of Transmittal.

The information set forth in the Prospectus and in the related Letter of Transmittal is incorporated herein by reference.

Item 10. Financial Statements.

(a) Financial Information. The financial statements contained in Exhibit 99.1 to Current Report on Form 8-K (Certain disclosures for the fiscal year ended June 30, 2004) (including audited financial statements) filed November 24, 2004 and Exhibit 99.1 to Current Report on Form 8-K (Certain disclosures for the fiscal quarter ended September 30, 2004) filed December 23, 2004 are incorporated herein by reference. Copies of such reports are available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such documents are also available to the public from commercial retrieval services, at the website maintained by the SEC at www.sec.gov and, without charge, at the website maintained by News Corporation at www.newscorp.com. Copies of these documents are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

(b) Pro Forma Information. The information set forth in the Prospectus under the caption “News Corporation Unaudited Pro Forma Financial Data” is incorporated herein by reference.

(c) Summary Information. The information set forth in the Prospectus under the caption “News Corporation Summary Financial Data” is incorporated herein by reference.

Item 12. Exhibits.

(a)(1)	Prospectus relating to shares of News Corporation Class A common stock to be issued in the Exchange Offer (incorporated by reference from News Corporations’s Registration Statement on Form S-4 filed on January 10, 2005, as amended by Amendment No. 1 to the Registration Statement on Form S-4, filed on January 25, 2005).

(a)(10)	Complaint of Janice Allen against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(11)	Complaint of John Mascarenhas against Fox Entertainment Group, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(12)	Complaint of Royi Shemesh, et. al. against Fox Entertainment Group, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(13)	Complaint of Jean Striffler against FEG Holdings, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(14)	Complaint of Howard Vogel Retirement Plan, on behalf of itself and all others similarly situated, against Peter J. Powers, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(15)	Complaint of Bruce Doniger, U/G/M/A Nicole Doniger, against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(16)	Complaint of Charles Blackman against Fox Entertainment Group, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(17)	Complaint of Paul Engle and Fred T. Isquith against K. Rupert Murdoch, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(18)	Complaint of William Shrank against K. Rupert Murdoch, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(19)	Complaint of Janet Fishbone against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 11, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(20)	Complaint of Eleanore A. Kennel against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 12, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(21)	Complaint of Gordon H. Millner and Karen M. Millner against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 12, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(22)	Complaint of Pipefitters Locals 522 & 633 Pension Trust Fund, against Fox Entertainment Group, Inc. et. al. filed in the Court of Chancery in the State of Delaware on January 13, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(23)	Complaint of Audrey Molinari against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 18, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(24)	Complaint of Seaview Services, LLC against Fox Entertainment Group, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 18, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(25)	Complaint of New Jersey Building Laborers’ Pension Fund and New Jersey Building Laborers’ Annuity Fund, on behalf of themselves and all others similarly situated, against Peter J. Powers, et. al. filed in the Court of Chancery in the State of Delaware on January 19, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(26)	Complaint of Teachers’ Retirement System of Louisiana, on behalf of itself and all others similarly situated, against Peter J. Powers, et. al. filed in the Court of Chancery in the State of Delaware on January 19, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(27)	Complaint of William Shrank against K. Rupert Murdoch, et. al. filed in the Supreme Court in the State of New York on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(28)	Complaint of Green Meadows Partners, LLP against Fox Entertainment Group, Inc., et. al. filed in the Supreme Court of New York on January 18, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(29)	Complaint of the Dekalb County Pension Fund against K. Rupert Murdoch, et al. filed in the Chancery Court of Delaware on January 21, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(d)(1)	Restated Employment Agreement, dated as of January 1, 2005 by and between News America Incorporated (successor to News America Publishing Incorporated and formerly known as News America Holdings Incorporated) and Arthur M. Siskind (incorporated by reference from Exhibit 4.2 to News Corporation’s Form S-3/A filed on January 11, 2005).

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

News Corporation

By:	/s/ Lawrence A. Jacobs
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and Group General Counsel

Fox Acquisition Corp

By:	/s/ Lawrence A. Jacobs
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President, General Counsel

Date: January 25, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit Description
(a)(1)	Prospectus relating to shares of News Corporation Class A common stock to be issued in the Exchange Offer (incorporated by reference from News Corporation’s Registration Statement on Form S-4 filed on January 10, 2005, as amended by Amendment No. 1 to the Registration Statement on Form S-4, filed January 25, 2005).

(a)(10)	Complaint of Janice Allen against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(11)	Complaint of John Mascarenhas against Fox Entertainment Group, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(12)	Complaint of Royi Shemesh, et. al. against Fox Entertainment Group, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(13)	Complaint of Jean Striffler against FEG Holdings, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(14)	Complaint of Howard Vogel Retirement Plan, on behalf of itself and all others similarly situated, against Peter J. Powers, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(15)	Complaint of Bruce Doniger, U/G/M/A Nicole Doniger, against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(16)	Complaint of Charles Blackman against Fox Entertainment Group, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(17)	Complaint of Paul Engle and Fred T. Isquith against K. Rupert Murdoch, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(18)	Complaint of William Shrank against K. Rupert Murdoch, et. al. filed in the Court of Chancery in the State of Delaware on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(19)	Complaint of Janet Fishbone against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 11, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(20)	Complaint of Eleanore A. Kennel against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 12, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

Exhibit Number	Exhibit Description

(a)(21)	Complaint of Gordon H. Millner and Karen M. Millner against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 12, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(22)	Complaint of Pipefitters Locals 522 & 633 Pension Trust Fund, against Fox Entertainment Group, Inc. et. al. filed in the Court of Chancery in the State of Delaware on January 13, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(23)	Complaint of Audrey Molinari against News Corporation, et. al. filed in the Court of Chancery in the State of Delaware on January 18, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(24)	Complaint of Seaview Services, LLC against Fox Entertainment Group, Inc., et. al. filed in the Court of Chancery in the State of Delaware on January 18, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(25)	Complaint of New Jersey Building Laborers’ Pension Fund and New Jersey Building Laborers’ Annuity Fund, on behalf of themselves and all others similarly situated, against Peter J. Powers, et. al. filed in the Court of Chancery in the State of Delaware on January 19, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(26)	Complaint of Teachers’ Retirement System of Louisiana, on behalf of itself and all others similarly situated, against Peter J. Powers, et. al. filed in the Court of Chancery in the State of Delaware on January 19, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(27)	Complaint of William Shrank against K. Rupert Murdoch, et. al. filed in the Supreme Court in the State of New York on January 10, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(28)	Complaint of Green Meadows Partners, LLP against Fox Entertainment Group, Inc., et. al. filed in the Supreme Court of New York on January 18, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(a)(29)	Complaint of the Dekalb County Pension Fund against K. Rupert Murdoch, et al. filed in the Chancery Court of Delaware on January 21, 2005 (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).

(d)(1)	Restated Employment Agreement, dated as of January 1, 2005 by and between News America Incorporated (successor to News America Publishing Incorporated and formerly known as News America Holdings Incorporated) and Arthur M. Siskind (incorporated by reference from Fox Entertainment Group, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on January 24, 2005).